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EXHIBIT 5.2

[Letterhead of Petróleos Mexicanos]

        February 3, 2003

Petróleos Mexicanos
Avenida Marina Nacional No. 329
Colonia Huasteca
Mexico, D.F. 11311
Mexico

    Re:
    Petróleos Mexicanos
    Registration Statement on Form F-4

Ladies and Gentlemen:

        I am General Counsel and Head of the Legal Department of Petróleos Mexicanos ("Petróleos Mexicanos" or the "Issuer"), a decentralized public entity of the Federal Government of the United Mexican States ("Mexico"). In such capacity, I am familiar with the preparation and filing by the Issuer and its subsidiaries, Pemex-Exploración y Producción, Pemex-Refinación and Pemex-Gas y Petroquímica Básica (the "Guarantors") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form F-4 (the "Registration Statement") in connection with the proposed offer to exchange (the "Exchange Offer") up to an aggregate of U.S. $600,000,000 of the Issuer's 6.50% Guaranteed Notes due February 1, 2005 (the "New Notes") that have been registered under the Act, for an equal principal amount of the Issuer's issued and outstanding 6.50% Guaranteed Notes due February 1, 2005 (the "Old Notes"). The New Notes will be issued pursuant to an Indenture to be dated as of February 3, 2003 (the "Indenture") between the Issuer and Deutsche Bank Trust Company Americas, as trustee. Pursuant to a Guaranty Agreement dated July 29, 1996 (the "Guaranty Agreement") among the Issuer and the Guarantors, and Certificates of Designation dated August 29, 2001 issued by the Issuer thereunder, the New Notes will be unconditionally guaranteed, jointly and severally, by the Guarantors. Unless otherwise defined herein, capitalized terms used in this opinion shall have the meanings set forth in the Indenture.

        For purposes of this opinion, I have examined the following documents:

  (a)
  the Registration Statement and the prospectus (the "Prospectus") and the form of letter of transmittal contained therein;

  (b)
  the Indenture; and

  (c)
  the form of the New Notes.

        In addition, I have examined and relied on the originals or copies, certified or otherwise identified to my satisfaction, of all such corporate records of the Issuer and such other instruments and other certificates of public officials, officers and representatives of the Issuer and such other persons and I have made such investigations of law, as I have deemed appropriate as a basis for the opinions expressed below.

        Based upon the foregoing examination and review, I am of the opinion that:

        1.    The Issuer has the requisite corporate power and authority to perform its obligations under the Exchange Offer, and has taken all necessary corporate action to authorize the issuance, execution and delivery of the New Notes.

        2.    The Issuer has the requisite corporate power and authority to execute, deliver and perform the Indenture, and the Indenture has been duly authorized, and when executed and delivered by the Issuer, will constitute a valid, binding and enforceable obligation of the Issuer.

        3.    When the New Notes are executed and delivered by the Issuer and authenticated and delivered by the Fiscal Agent in exchange for the Old Notes, the New Notes will constitute valid, binding and enforceable obligations of the Issuer and the Guaranty Agreement and the guaranties of the New Notes thereunder will constitute valid, binding and enforceable obligations of each of the Issuer and the Guarantors, subject in each case to applicable public policy regulations and liquidation, winding up, dissolution and similar laws affecting creditors' rights generally.

        4.    The statements in the Prospectus under the caption "Taxation—Mexican Taxation", insofar as such statements relate to statements of law or legal conclusions under the laws of Mexico, fairly summarize the matters referred to therein.

        I hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to me under the captions "Validity of Notes" and "Enforcement of Civil Liabilities" in the Prospectus, without admitting that I am an "expert" within the meaning of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this Exhibit.

Very truly yours,
/s/ JOSÉ CÉSAR NAVA VAZQUEZ Lic. José César Nava Vazquez General Counsel and Head of the Legal Department

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  EXHIBIT 5.2
Petroleos Mexicanos